Exhibit 99

Monmouth Real Estate Investment Corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	May 26, 2020
Contact: Becky Coleridge
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE SALT LAKE CITY, UT MSA

Holmdel, New Jersey…. May 26, 2020……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 69,734 square foot LEED-certified industrial building located at 985 W. Kershaw Street, Ogden, UT at a purchase price of $12.9 million. The property is net-leased for 15 years to Federal Express Corporation, a Delaware corporation. The building is situated on approximately 7.52 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this new acquisition. The business-friendly state of Utah is a new territory for us and we look forward to expanding our presence here. This marks our fourth acquisition thus far in fiscal 2020. In keeping with our business model, these acquisitions have all been brand new built-to-suit properties subject to long-term leases to investment grade tenants. Supply chains and logistics companies are now more critical than ever. Some of our major tenants are seeing unprecedented demand and this strong demand is likely to continue for the foreseeable future.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 118 properties, containing a total of approximately 23.4 million rentable square feet, geographically diversified across 31 states.

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